Exhibit 99.1

Andrew Intrater Independent Non-Executive Director Chairman, Audit Committee HQ Sustainable Maritime Industries April 6, 2011

Norbert Sporns

Director, Chief Executive Officer, President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue

Seattle, WA 98101

Re:	Resignation

Dear Norbert,

I am writing today to tender my resignation as an Independent Non-Executive Director and Chairman of the Audit Committee of HQ Sustainable Maritime Industries, Inc. I am sending a copy of this letter to the board of directors, including the independent directors, out of respect for their roles. I have also sent a copy to Armando Valeri, head of the audit team at Schwartz Levitsky Feldman. The last few weeks have been demanding, but the events of the last several days have caused me to lose faith in the management of the company and the path it is charting. As a result, I feel have no choice but to make this difficult decision.

As you are aware, over the last few weeks issues have been raised during the audit process focusing on difficulties in verifying information relating to company accounts and customer positions. During that time, the audit committee has asked repeatedly that management cooperate with the audit process and provide the requested information and verifications on terms that were acceptable to both the auditors and company management. Those efforts were met with delay and resistance. While some steps were taken to address the situation, they were insufficient to resolve the issues. Just to be clear, I will discuss some of these details below.

On Tuesday (March 29), following discussions with you and other directors and in my capacity as Audit Committee Chairman, I engaged Latham & Watkins to conduct an independent inquiry into the concerns that developed during the audit process as to the possible breach of procedures relating to the verification or confirmation of company accounts and customer positions and the extent to which that possible breach extended beyond a handful of incidents. All of this was under the pressure of the filing deadline, when time was of the essence. That deadline was missed, however, and the trading of the company’s stock was suspended as of April 1, 2011.

At the time that I initiated the independent inquiry, you pledged your cooperation. Latham & Watkins tendered a list of requests to the company through lawyers at Troutman Sanders, which served as outside counsel for the firm, and they subsequently requested payment of a retainer to begin work. This was followed on Thursday by a meeting of the board of directors in which the members of the management team who serve on the board, including you,

Lillian Li and Harry Hua, initially declined to vote affirmatively on two basic but key resolutions, one to retain Troutman Sanders as counsel to the company with an enlarged mandate to assist the internal inquiry and the second pledging the company’s cooperation in the internal inquiry. When I and some of the other independent directors asked for the reasons for the management team’s troubling decision to refuse to vote for these two important and essential resolutions, the reasons given - namely that a resolution mandating cooperation was “insulting” and that Troutman Sanders had only been serving as securities counsel- were not compelling. Unfortunately, it took me and some of the other independent directors to convince you and the management team to vote for these resolutions.

That same Thursday board of directors meeting was followed almost immediately by additional requests from Latham directed to the company via Troutman Sanders, as well as requests from me directly to management including, among other things, payment of the retainer for Latham, payment of a retainer for Troutman Sanders (which was essential for the inquiry to progress as expeditiously as possible), payment of newly issued invoices by the company’s independent auditors, and a request for the company to immediately provide answers to several questions, together with supporting documents. All of these items could have (and should have) been done in a few hours of work. Instead of responding promptly to these requests and assisting in the conduct of the internal inquiry at a point when every day counted, you instead became unavailable to me and some others on the board. It has now been five days since I last heard from you, even though you have, during the same period, interacted with selected members of the board of directors. All of the requests directed to the company have gone unanswered and no retainer fees have been paid. As a result of these delays, the internal inquiry has yet to begin.

On Monday, management for the company instructed Troutman Sanders not to file any notice of claim with the company’s insurance carriers under the company’s directors’ and officers’ liability policies, contrary to Troutman’s advice. This decision together with other factors, prompted Troutman Sanders, which as noted above has served as company counsel for some time, to withdraw. This will now mean a significant delay in the independent inquiry as new counsel steps into the picture. Management also has not complied with any of the requests made by me or counsel conducting the independent inquiry - including the most rudimentary demands, such as for an organizational chart - nor has it paid the necessary retainers for Latham & Watkins or Troutman Sanders. Moreover, during this entire period, I have heard nothing from you or other members of the management team, except for our CFO, Jean Pierre Dallaire.

I understand that yesterday you met with the auditors in Toronto in a meeting in which little or no progress was made in addressing the significant issues that remain open in the audit process. Moreover, I still have not heard from you, even though you have been in contact with other members of the management team, other board members, and the auditors. Yesterday evening, I renewed my requests for the payment of the appropriate retainers and the production of important information and documents that are essential preliminary steps to launching the independent inquiry. I also added a request to see a draft of the 8K filing which must be made tomorrow. I asked that those items be complied with by 1 PM today. As of that time, aside from the efforts of Jean Pierre to collect documents under his control regarding activities in the United States, none of my requests had been complied with.

This series of events, beginning gradually during the difficulties in the audit process and then increasing over the last week, the uncooperative conduct of the management team at the board of directors meeting, and now the current failure to communicate with me at a point when every second counts, coupled with a pattern of decisions by management that are difficult for me to understand, have left the company without its long-standing outside counsel at a crucial moment, have failed to advance the audit process and have failed even to initiate, let alone move forward, the independent inquiry, leads me to the conclusion that I can no longer be effective in my efforts to help the company move forward. My interest in seeing this process through to its completion remains unwavering, but the continued resistance of management to these necessary steps has made it impossible to advance this effort. Accordingly, I am compelled by conscience to resign from the board of directors and the audit committee, effective immediately.

Sincerely,

/s/ Andrew Intrater
Andrew Intrater

cc:	Board of Directors

HQ Sustainable Maritime Industries, Inc.

Armando Valeri

Schwartz Levitsky Feldman